Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

West Bancorporation, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value per share	Other	550,000	$16.51	$9,080,500	0.00014760	$1,340.28
Total Offering Amount							$1,340.28
Total Fee Offsets							—
Net Fee Due							$1,340.28

(1) This Registration Statement on Form S-8 covers: (i) 550,000 shares of common stock, no par value per share, of West Bancorporation, Inc. (the “Registrant”) issuable pursuant to the West Bancorporation, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the Plan by reason of any future stock dividend, stock split or other similar transaction.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Market on April 19, 2024, which date is within five business days prior to the filing of this Registration Statement.